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                  	SECURITIES AND EXCHANGE COMMISSION
                        	Washington, DC 20549

                             	FORM 12b-25

                     	Notification of Late Filing

                  	Commission File Number  0-22382

(Check one)
[X] Form 10-K and Form 10-KSB	[] Form 11-K
[] Form 20-F   [] Form 10-Q and Form 10-QSB    [] Form N-SAR

	For period ended	February 28, 1998
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[] Transition Report on Form 10-K and Form 10-KSB
[] Transition Report on Form 20-F
[] Transition Report on Form 11-K
[] Transition Report on Form 10-Q and Form 10-QSB
[] Transition Report on Form N-SAR


	For the transition period ended______________________

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.


	Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


	If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                            PART I
                   	REGISTRANT INFORMATION

	Full name of registrant	Sector Communications, Inc.
                         ---------------------------

	Former name if applicable___________________________

	Address of principal executive office (Street and Number)

 7601 Lewinsville Road, Suite 200
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	City, State and Zip Code  McLean, VA  22102
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                             PART II
                     	RULE 12b-25(b) AND (c)

	If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

	[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

	[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	[] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                         	PART III
                         	NARRATIVE

	State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

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The delay in filing registrant's Form 10-KSB for its fiscal year ended February 28, 1998 is due to a delay in receiving data from its operations in Bulgaria and Switzerland. However, at this time registrant is relatively confident that it can file the Form 10-KSB within the 15-day time period provided by Rule 12b-25.


                          	PART IV
                     	OTHER INFORMATION

	(1)	Name and telephone number of person to contact in regard
to this notification.

Theodore J. Georgelas		(703)			   761-1500 Ext. 570
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(Name)			           (Area Code)			(Telephone Number)

	(2)	Have all other periodic reports required under Section
13 or 15(d) or the Securities Exchange Act of 1934 or Section 30
of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 									[X] Yes	 []  No

	(3)	Is it anticipated that any significant change in results
of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  								[] Yes	 [X] No


If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 				Sector Communications, Inc.
                     ---------------------------
             (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  May 29, 1998			            By  /s/ Theodore J. Georgelas
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                            						     		Theodore J. Georgelas
                           						       	Chairman of the Board